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Exhibit 99.1 Press Release
Source:  Farmers National Banc Corp.
Frank L. Paden, President
Canfield, OH 44406
330-533-3341

       FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR FIRST QUARTER 2003

     CANFIELD, Ohio (April 18, 2003) - Farmers National Banc Corp, (OTC BB:
FMNB), the parent holding company of Farmers National Bank, today reported its 2003 first quarter results.


     For the three months ended March 31, 2003, Farmers National Banc Corp. achieved net income of $2.206 million. This represented an increase of 38% over the same period a year ago. Earnings per share were $0.18 for the quarter ended March 31, 2003, up 38% over the $0.13 per share in the same quarter in 2002. These results equate to a 1.17% return on average assets and a 10.81% return on average equity, as compared to a 1.11% and 9.85% for the same period in 2002.


     In addition to the strong earnings that we have reported for this first quarter, below is some additional financial information as well as other information regarding our corporation:

- Total assets for the corporation are now reported to be $784 million, increasing by approximately $108 million or 16% from the $676 million reported at the same time last year.
- Loans grew nearly 5% over the past twelve months, totaling $462 million at the end of March 2003. Total deposits now exceed $601 million, up approximately 16% over the $520 million on March 31, 2002.
- During the past twelve months, investment securities increased by $116 million, now totaling $261 million. This represents an 80% increase from a year ago.
- Shareholders received a $0.15 per share cash dividend on March 31, 2003. This is a 7% increase over the $0.14 per share paid in March 2002. Shareholders' equity increased to a total of $81 million, from $75 million at this time last year, an 8% increase.


     Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.


     This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each


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of the periods presented. Certain statements in this announcement that relate to
Farmers National Banc Corp.'s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.


     Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company's business, competitive pressures, general economic conditions and the risk factors detailed in the company's other periodic reports and registration statements filed with the Securities and Exchange Commission.


                              FINANCIAL HIGHLIGHTS
                   FARMERS NATIONAL BANC CORP. AND SUBSIDIARY
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

                                                             (Amounts in thousands, except per share data)
                                                                     MARCH 31,            MARCH 31,
FOR THE THREE MONTHS ENDED                                             2003                 2002
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
Net Income                                                              $2,206               $1,603
Per share                                                                 0.18                 0.13
Cash dividends paid                                                      1,859                1,690
Per share                                                                 0.15                 0.14
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AT THE END OF THREE MONTHS
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Total Assets                                                          $783,981             $675,843
Loans                                                                  461,781              442,147
Total Deposits                                                         601,892              520,193
Investment Securities                                                  261,466              145,114
Stockholders' Equity                                                    81,260               75,459
Book Value Per Share                                                      6.53                 6.22
Shares Outstanding                                                      12,448               12,139
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RATIOS
----------------------------------------------------------------------------------------------------------
Return on Average Assets                                                 1.17%                1.11%
Return on Average Equity                                                 10.81                 9.85
Efficiency Ratio                                                         57.18                63.63
Equity to Asset Ratio                                                    10.37                11.17
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
Dividends to Net Income                                                  84.27               105.43
Loans to Assets                                                          58.91                65.42
Net Loans to Deposits                                                    75.59                83.74
Allowance for Loan Losses to Total Loans                                  1.49                 1.47
Non-performing Loans to Total Loans                                       0.32                 0.43
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